Exhibit 10.6

CONFIDENTIAL

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into this 23rd day of April, 2001 (hereinafter the “Effective Date”), by the Simsbury Bank & Trust Co., (hereinafter referred to as the “Bank”), a bank organized and existing under the laws of Connecticut, and Anthony F. Bisceglio (hereinafter referred to as the “Employee”).

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Employee and rewarding him for his performance and his career with the Bank; and

WHEREAS, to retain the services of the Employee and to reward him for his performance and career with the Bank, the Board of Directors has agreed to provide the Employee with a supplemental retirement benefit as described in this Agreement.

NOW, THEREFORE, for the value received and in consideration of the mutual covenants contained herein, the parties agree as follows;

1.   Normal Retirement Supplemental Pension

Upon the Employee’s retirement on or after attaining age sixty-five (65) (hereafter “Normal Retirement Age”), the Bank shall pay the Employee a supplemental annual pension equal to $10,000, payable in equal monthly installments, commencing with the first month after the Employee’s retirement, and continuing for a period of twenty (20) years.

2.   Early Retirement or Termination

If the Employee retires after attaining the age of 55 or his employment with the Bank is otherwise terminated without cause (cause shall have the meaning set forth in Section 7(b) of Employee’s employment agreement with the Bank) prior to attaining Normal Retirement Age, then the Bank will pay the Employee a supplemental pension payable in equal monthly installments, commencing with the first month after such early retirement or termination, and continuing for 20 years, in an amount as indicated on the following schedule:

Year(s) of Participation	% of Normal Retirement Pension	Monthly Payment
1	20%	166.67
2	40%	333.33
3	60%	500.00
4	80%	666.67
5	100%	833.33

3.   Death or Disability

a.   Upon the death of the Employee while still actively employed, the Employee’s designated beneficiary shall receive an annual survivor benefit equal to $10,000, payable in equal monthly installments, commencing with the first month after such death, and continuing for a period of twenty (20) years.

b.   Upon the death of the Employee while receiving any supplemental pension benefit payments as provided in this Agreement, the Employee’s designated beneficiary shall receive the remaining equal monthly payments which would have been due the Employee.

c.   If the Employee ceases employment because of permanent disability, the Employee will be treated as actively employed, for purposes of this Agreement, while such disability continues. In such event, payments hereunder will commence upon the Employee’s attainment of Normal Retirement Age in accordance with Section 1 of this Agreement, or as described under Section 2 of the Agreement.

d.   If the Employee shall have failed to make an effective designation of beneficiary in writing, or if the individual or individuals so designated shall die prior to receiving all payments required to be made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Employee’s surviving spouse, second the Employee’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Employee if there are neither a surviving spouse nor surviving children. The Employee shall have the right at all times to revoke or change his beneficiary designation by completing a new designation in writing.

4.   Assignment

Except as otherwise provided herein, it is understood that neither the Employee, nor any person designated by him pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable. If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.   Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Employee. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Bank to discharge the Employee or restrict the right of the Employee to terminate his or her employment.

6.   Non-Trust or Fiduciary Obligation

The rights of the Employee under this Agreement (including the right to payment from the Bank) and of any beneficiary of the Employee or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank. The Bank’s obligation to pay the supplemental pension provided for under this Agreement is an unfunded promise by the Bank.

The Bank may, but need not, set aside or invest funds, to meet its liability under this Agreement. Title to and beneficiary ownership of any assets, whether cash, investments, life insurance, or otherwise, which the Bank may purchase or designate to pay the benefits described hereunder shall at all times remain in the Bank, and the Employee shall have no property interest whatsoever in any of these assets or any other assets of the Bank.

Any insurance policy on the life of the Employee or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Employee or his or her beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Employee or his or her beneficiaries. Any funds which may be invested under this Agreement shall continue for all purposes to be a part of the general funds of the Bank, and no person, other than the Bank, shall, by virtue of the provisions of this Agreement, have any interest in such funds.

7.   Change of Control

a.   In accordance with Section 1(a)(i) of the Employee’s Change of Control Agreement dated July 30, 1999, if a Change of Control occurs the Employee will be credited with five years of service with regard to this non-qualified plan. The Employee will therefore be eligible for the full Normal Retirement Benefit upon termination or retirement following a Change of Control.

b.   As used herein, the term “Change of Control” shall be defined in Sections 1(b), (c) and (d) of the Employee’s Change of Control Agreement.

8.   Arbitration

a.   Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof. The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Agreement or to render an award which has the effect of altering or modifying any express condition or provision hereof.

b.   The parties hereby submit themselves and consent to the jurisdiction of the Courts of the State of Connecticut and further consent that any process or notice of motion, or other application of the Court, or any Judge thereof, may be served outside the State of Connecticut by certified mail or by personal service provided that a reasonable time for appearance is allowed.

9.   Taxes

a.   The Bank shall have the right to deduct from all amounts to be paid by the Bank to the Employee under the Agreement any taxes required by law to be withheld.

b.   The Employee should consult his own legal and tax advisors concerning personal tax consequences of being eligible for, and receiving benefit payments under, the Agreement.

10.          Miscellaneous Provisions

a.   This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

b.   This instrument contains the entire Agreement of the parties. It may be amended only by a writing signed by both of the parties hereto.

c.   This Agreement shall be governed and construed in accordance with the law of the State of Connecticut.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized officer, on the day and year first above written.

/s/ Anthony F. Bisceglio	(L.S.)

Employee

SIMSBURY BANK & TRUST COMPANY, INC.

/s/ Owen P. Murphy	(L.S.)

Corporate Officer

BENEFICIARY STATEMENT

I, Anthony F. Bisceglio, do hereby name as a beneficiary under the Supplemental Executive Retirement Agreement dated                   4/23/01                 as follows:

Primary:		[Spouse's Name]	/	Spouse
		Name		Relationship

Secondary:	50%	[Son's Name]	/	Son
		Name		Relationship

	50%	[Daughter's Name]		Daughter

Signed:	Anthony F. Bisceglio

Dated:	4/30/01